SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ ☐ ☐	Definitive Proxy Statement Definitive Additional Materials Soliciting Material Pursuant to §240.14a-12

Hudson Highland Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid: N/A

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

HUDSON HIGHLAND GROUP, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 6, 2005

TO THE STOCKHOLDERS OF HUDSON HIGHLAND GROUP, INC.:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Hudson Highland Group, Inc. will be held on Friday, May 6, 2005, at 10:00 A.M., local time, at the Hudson Highland Group, Inc. Corporate Headquarters, 622 Third Avenue, between 40th and 41st Street, 38th Floor, New York, New York, 10017, for the following purposes:

1.	To elect two directors to hold office until the 2008 annual meeting of stockholders and until their successors are duly elected and qualified.

2.	To consider and act upon a proposal to approve an amendment to the Hudson Highland Group, Inc. Long Term Incentive Plan.

3.	To ratify the appointment of BDO Seidman, LLP as independent registered public accountants to audit Hudson Highland Group, Inc.’s financial statements for the fiscal year ending December 31, 2005.

4.	To consider and act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

The close of business on March 16, 2005 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof.

A proxy for the meeting and a proxy statement are enclosed herewith.

By Order of the Board of Directors HUDSON HIGHLAND GROUP, INC.

Latham Williams Corporate Secretary

New York, New York

March 28, 2005

YOUR VOTE IS IMPORTANT NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE. TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE DATE THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, SIGN EXACTLY AS YOUR NAME APPEARS THEREON AND RETURN IMMEDIATELY.

PROXY STATEMENT

HUDSON HIGHLAND GROUP, INC.

622 Third Avenue, 38th Floor

New York, New York 10017

PROXY STATEMENT

For

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 6, 2005

This proxy statement is being furnished to stockholders by the Board of Directors (the “Board”) of Hudson Highland Group, Inc. (the “Company”) beginning on or about March 28, 2005, in connection with a solicitation of proxies by the Board for use at the annual meeting of stockholders to be held on Friday, May 6, 2005, at 10:00 A.M., local time, at the Hudson Highland Group, Inc. Corporate Headquarters, 622 Third Avenue, between 40th and 41st Street, 38th Floor, New York, New York, 10017, and all adjournments or postponements thereof (the “Annual Meeting”) for the purposes set forth in the attached Notice of Annual Meeting of Stockholders.

Execution of a proxy given in response to this solicitation will not affect a stockholder’s right to attend the Annual Meeting and to vote in person. Presence at the Annual Meeting of a stockholder who has signed a proxy does not in itself revoke a proxy. Any stockholder giving a proxy may revoke it at any time before it is exercised by giving notice thereof to the Company in writing or in open meeting.

A proxy, in the enclosed form, which is properly executed, duly returned to the Company and not revoked, will be voted in accordance with the instructions contained therein. The shares represented by executed but unmarked proxies will be voted FOR each proposal set forth in the Notice of Annual Meeting of Stockholders. The Company’s management knows of no matters other than those set forth in the Notice of Annual Meeting of Stockholders to be brought before the Annual Meeting. However, if any other business or matters properly shall come before the Annual Meeting, then the persons named as proxies in the enclosed form of proxy will vote the shares represented by each such proxy in accordance with their judgment on such matters.

Only holders of record of the Company’s common stock (the “Common Stock”) at the close of business on March 16, 2005 are entitled to vote at the Annual Meeting. On that date, the Company had outstanding and entitled to vote 20,602,893 shares of Common Stock, each of which is entitled to one vote per share. All share and per share amounts have been adjusted for the two-for-one stock split of the Company’s Common Stock paid on February 25, 2005 to holders of record as of February 14, 2005 (the “Stock Split”).

PRINCIPAL STOCKHOLDERS

Management and Directors

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 16, 2005 by: (i) each director and nominee; (ii) each of the executive officers named in the Summary Compensation Table set forth below; and (iii) all of the directors, nominees and executive officers (including the executive officers named in the Summary Compensation Table) as a group. Each of the holders listed below has sole voting and investment power over the shares beneficially owned.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)	Percent of Common Stock Beneficially Owned
Jon F. Chait	284,882	1.4%
John J. Haley	40,000	*
Jennifer Laing	30,000	*
Nicholas G. Moore	40,000	*
David G. Offensend	65,000	*
Richard W. Pehlke	91,911	*
René Schuster	40,000	*
Richard A. Harris	29,186	*
Margaretta Noonan	46,739	*
Latham Williams	19,289	*
All directors, nominees and executive officers as a group (14 persons)	749,663	3.6%

*	Denotes less than 1%.
(1)	Includes the following shares subject to stock options which are exercisable within 60 days of March 16, 2005: Jon F. Chait, 81,500 shares; John J. Haley, 40,000 shares; Jennifer Laing, 30,000 shares; Nicholas G. Moore, 40,000 shares; David G. Offensend, 40,000 shares; Richard W. Pehlke, 80,000 shares; René Schuster, 40,000 shares; Richard Harris, 13,500 shares; Margaretta Noonan, 31,500 shares; Latham Williams 13,500; and all directors, nominees and executive officers as a group, 444,500 shares.

Other Beneficial Owners

The following table sets forth certain information regarding beneficial ownership by other persons known to the Company to own more than 5% of the outstanding Common Stock.

	Amount and Nature of Beneficial Ownership(1)
	Voting Power		Investment Power		Aggregate	Percent of Class
Name and Address of Beneficial Owner	Sole	Shared	Sole	Shared
FMR Corp. 82 Devonshire Street Boston, MA 02109	2,952	0	2,278,854	0	2,278,854	11.1%

Perry Corp. 599 Lexington Ave. New York, NY 10022	1,720,000	0	1,720,000	0	1,720,000	8.4%

Caxton Associates LLC (and certain affiliates) 731 Alexander Road Princeton, NJ 08540	0	1,295,594	0	1,295,594	1,295,594	6.3%

Lord, Abbot & Co. LLC 90 Hudson Street Jersey City, NJ 07302	1,143,968	0	1,143,968	0	1,143,968	5.6%

Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	1,120,000	0	1,120,000	0	1,120,000	5.4%

(1)	These amounts represent the number of shares beneficially owned, as disclosed in company reports regarding beneficial ownership filed with the Securities and Exchange Commission under Section 13(d) or 13(g) of the Securities Exchange Act of 1934.

ELECTION OF DIRECTORS

The Company’s Certificate of Incorporation and By-Laws provide that the Company’s directors are divided into three classes, with staggered terms of three years each. At the Annual Meeting, the stockholders will elect two directors to hold office until the 2008 annual meeting of stockholders and until their successors are duly elected and qualified. Unless stockholders otherwise specify, the shares represented by the proxies received will be voted in favor of the election as directors of the persons named as nominees herein. The Board has no reason to believe that the listed nominees will be unable or unwilling to serve as directors if elected. However, in the event that any nominee should be unable to serve or will not serve, the shares represented by proxies received will be voted for another nominee selected by the Board. Each director will be elected by a plurality of the votes cast at the Annual Meeting (assuming a quorum is present). Consequently, any shares not voted at the Annual Meeting, whether due to abstentions, broker non-votes or otherwise, will have no impact on the election of the directors.

Listed below are the nominees of the Board of Directors for election at the Annual Meeting and each director of the Company whose term will continue after the Annual Meeting. The following sets forth certain information about each nominee and continuing director as of March 16, 2005.

Nominees for Election at the Annual Meeting

Terms expiring at the 2008 Annual Meeting

Richard W. Pehlke, 51, has served as a director since April 2003 and as Executive Vice President, Chief Financial Officer since he joined the Company in February 2003. Prior to joining the Company, Mr. Pehlke served as an independent consultant for various companies from 2001 to 2003. From 2000 to 2001, Mr. Pehlke served as the Chief Financial Officer of ONE, Inc. Mr. Pehlke served as Vice President, Treasurer for Ameritech Corporation from 1994 to 1999 and as Vice President, Investor Relations from 1986 to 1993.

René Schuster, 43, has served as a director since April 2003. Mr. Schuster has been the Global Marketing Director for Vodafone Group, PLC since February 2004. Prior to that, Mr. Schuster served since 2002 as Senior Vice President and General Manager of Worldwide Consulting and Integration for Hewlett Packard, a provider of products, technologies, solutions and services to consumers and business. In May 2002, Hewlett Packard merged with Compaq Computer Corporation. Prior to the merger, Mr. Schuster served as Chief Executive Officer, UK and Ireland for Compaq. From 1996 to 2000, Mr. Schuster worked for KPMG Management Consulting, as Managing Partner and subsequently Chief Operating Officer and Senior Partner for Europe, Middle East and Africa. Mr. Schuster is a member of the board of directors of SurfControl plc and Vodafone Group, PLC.

THE BOARD RECOMMENDS THE FOREGOING NOMINEES FOR ELECTION AS DIRECTORS AND URGES EACH STOCKHOLDER TO VOTE “FOR” SUCH NOMINEES. SHARES OF COMMON STOCK REPRESENTED BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED “FOR” SUCH NOMINEES.

Directors Continuing in Office

Term expiring at the 2006 Annual Meeting

John J. Haley, 55, has served as a director since April 2003. Mr. Haley is the President and Chief Executive Officer of Watson Wyatt & Company, an international human resources benefits consulting firm headquartered in Washington, DC. Mr. Haley joined Watson Wyatt Worldwide in 1977. Mr. Haley was elected a director of the firm in 1992. Mr. Haley is Chairman of the Board, and Chairman of the Management Committee, and formerly managed Watson Wyatt’s largest consulting office in Washington, DC. Mr. Haley is a Fellow of the Society of Actuaries, a Fellow of the Conference of Consulting Actuaries, a member of the American Academy of Actuaries, the International Actuarial Association, and the International Association of Consulting Actuaries. Mr. Haley is a member of the board of directors for Maximus, Inc. and Employee Benefit Research Institute.

David G. Offensend, 51, has served as director since April 2003. Mr. Offensend is the Senior Vice President, Chief Financial and Administrative Officer of the New York Public Library. Prior to joining the Library in August 2004, Mr. Offensend was senior advisor of Evercore Partners, Inc., which he co-founded in 1995. Evercore operates in the private equity business and provides merger and acquisition and restructuring advice to companies. Prior to founding Evercore, Mr. Offensend spent five years in the investment organization of Robert M. Bass, the Texas investor. Prior to joining the Bass organization in 1990, Mr. Offensend spent 13 years at Lehman Brothers.

Terms expiring at the 2007 Annual Meeting

Jon F. Chait, 54, has served as Chief Executive Officer and Chairman of the Board since the Company was spun off from Monster Worldwide, Inc. (“Monster”) in March 2003. He joined Monster in October 2002 expressly in contemplation of the spin-off. Prior to joining the Company, Mr. Chait was the Chairman of Spring Group, PLC, a provider of workforce management solutions, from May 2000 through June 2002 and Chief Executive Officer from May 2000 to March 2002. From 1998 through 2000, Mr. Chait founded and acted as

Chairman and Chief Executive Officer of Magenta Limited, a developer of web-enabled human resource solutions, which was subsequently sold to Spring Group, PLC. Mr. Chait served as the Managing Director—International Operations of Manpower Inc. from 1995 to July 1998, Chief Financial Officer from August 1993 to 1998 and Executive Vice President, Secretary and Director from 1991 to 1998, and Executive Vice President from September 1989 to July 1998 of Manpower International Inc., a provider of temporary employment services. Mr. Chait is also a director of the Marshall and Ilsley Corporation, a bank holding company, and Krueger International Inc., a manufacturer of office furniture.

Jennifer Laing, 58, has served as a director since October 2003. Ms. Laing has served as the Associate Dean of External Relations at the London Business School since 2002. Ms. Laing started her career in brand building and communications in 1969 with Garland-Compton until she joined Saatchi and Saatchi in 1975. In 1979, she joined Leo Burnett in London. In 1981, she re-joined Saatchi and Saatchi London as Deputy Chairman rising to Joint Chairman. From 1988 to 1991, she was Chairman and Chief Executive Officer of Aspect Hill Holiday and from 1991 to 1995, she led her own firm, Laing Henry, that was eventually purchased by Saatchi and Saatchi. Ms. Laing became Chairman of Saatchi and Saatchi London in 1995 and Chairman and Chief Executive Officer of Saatchi and Saatchi North America from 1997 to 2001.

Nicholas G. Moore, 63, has served as a director since April 2003. Mr. Moore retired as global Chairman of PricewaterhouseCoopers, the professional services firm formed in July 1998 by the merger of Coopers & Lybrand International and Price Waterhouse. Mr. Moore most recently served as Chairman of Coopers & Lybrand International as well as Chairman and Chief Executive Officer of Coopers & Lybrand LLP. Following the merger, Mr. Moore served for over two years as Chief Executive Officer of the U.S. firm of PricewaterhouseCoopers, and for three years as global Chairman of PricewaterhouseCoopers. Mr. Moore presently serves on the board of directors of Network Appliance, Inc., Brocade Communications Systems, Inc., Bechtel Group, Inc. and Gilead Sciences, Inc. and certain private venture capital backed technology companies. Mr. Moore is Chairman of the Board of Trustees of St. Mary’s College of California.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independent Directors

Of the seven directors currently serving on the Board of Directors, the Board has determined that Ms. Laing and Messrs. Haley, Offensend, Moore and Schuster are “independent directors” as defined under Nasdaq National Market listing standards.

Board Committees

The Board has standing Audit, Compensation, Nominating and Governance, and Executive Committees. The Board of Directors has adopted, and may amend from time to time, a written charter for each of the Audit Committee, Compensation Committee and Nominating and Governance Committee. The Company maintains a Web site at www.hhgroup.com. The Company makes available on its Web site, free of charge, copies of each of these charters. The Company is not including the information contained on or available through its Web site as a part of, or incorporating such information by reference into, this Proxy Statement.

The Audit Committee’s primary duties and responsibilities are to assist the Board in monitoring: (1) the integrity of the financial statements of the Company; (2) the independent auditors’ qualifications and independence; (3) the performance of the Company’s internal audit function and independent auditors; and (4) the compliance by the Company with legal and regulatory requirements. The purpose of the Audit Committee is to oversee the accounting and financial reporting process of the Company and the audits of the financial statements of the Company. The Audit Committee presently consists of Nicholas G. Moore (Chairperson), David G. Offensend and John J. Haley, each of whom is an independent director under Nasdaq National Market listing standards and Securities and Exchange Commission rules. The Board has determined that Mr. Moore, Mr. Offensend and Mr. Haley each qualify as an “audit committee financial expert,” as defined by the Securities and Exchange Commission. The Audit Committee held seven meetings in 2004.

The Compensation Committee’s basic responsibility is to assure that the outside members of the Board, the Chief Executive Officer, other executive officers and key management of the Company are compensated effectively in a manner consistent with the stated compensation strategy of the Company, internal equity considerations, competitive practices, and the requirements of the appropriate regulatory bodies. The Compensation Committee has overall responsibility for approving and evaluating the compensation of executive officers (including the Chief Executive Officer), key management and outside directors and administration of the Company’s long-term incentive programs, including the Company’s stock option plan. The Compensation Committee presently consists of David G. Offensend (Chairperson), John J. Haley, Jennifer Laing and Nicholas G. Moore, each of whom is an independent director under Nasdaq National Market listing standards. The Compensation Committee held six meetings in 2004.

The Nominating and Governance Committee provides assistance to the Board in fulfilling its responsibilities by: (1) identifying individuals qualified to become directors and recommending to the Board candidates for all directorships to be filled by the Board or by the stockholders of the Company; (2) identifying directors qualified to serve on the committees established by the Board and recommending to the Board members for each committee to be filled by the Board; (3) developing and recommending to the Board a set of corporate governance principles applicable to the Company, including matters of (i) Board organization, membership and function, (ii) committee structure and membership and (iii) succession planning for the Chief Executive Officer of the Company; and (4) taking a leadership role in shaping the corporate governance of the Company. The Nominating and Governance Committee presently consists of John J. Haley (Chairperson), David G. Offensend and René Schuster, each of whom is an independent director under Nasdaq National Market listing standards. The Nominating and Governance Committee held five meetings in 2004.

In identifying and evaluating nominees for director, the Nominating and Governance Committee of the Board of Directors seeks to ensure that the Board of Directors possesses, in the aggregate, the strategic, managerial and financial skills and experience necessary to fulfill its duties and to achieve its objectives, and seeks to ensure that the Board of Directors is comprised of directors who have broad and diverse backgrounds, possessing knowledge in areas that are of importance to the Company. In addition, the Nominating and Governance Committee believes it is important that at least one director have the requisite experience and expertise to be designated as an “audit committee financial expert.” The Nominating and Governance Committee looks at each nominee on a case-by-case basis regardless of who recommended the nominee. In looking at the qualifications of each candidate to determine if their election would further the goals described above, the Nominating and Governance Committee takes into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge. At a minimum, each director nominee must have displayed the highest personal and professional ethics, integrity and values and sound business judgment. In addition, the Nominating and Governance Committee believes that the following minimum qualifications are necessary for a director to possess to be recommended by the Committee to the Board:

•	A director must be highly accomplished in his or her respective field, with superior credentials and recognition and broad experience at the administrative and/or policy-making level in business, government, education, technology or public interest.

•	A director must have expertise and experience relevant to the Company’s business, and be able to offer advice and guidance to the Chief Executive Officer based on that expertise and experience.

•	A director must be independent of any particular constituency, be able to represent all stockholders of the Company and be committed to enhancing long-term stockholder value.

•	A director must have sufficient time available to devote to activities of the Board of Directors and to enhance his or her knowledge of the Company’s business.

The Nominating and Governance Committee will consider persons recommended by stockholders to become nominees for election as directors in accordance with the foregoing and other criteria set forth in the

Company’s Nominating and Governance Committee Charter. Recommendations for consideration by the Nominating and Governance Committee should be sent to the Corporate Secretary of the Company in writing together with appropriate biographical information concerning each proposed nominee. The Company’s By-Laws also set forth certain requirements for stockholders wishing to nominate director candidates directly for consideration by the stockholders. With respect to an election of directors to be held at an annual meeting, a stockholder must, among other things, give notice of an intent to make such a nomination to the Corporate Secretary of the Company in advance of the meeting in compliance with the terms and within the time period specified in the By-Laws. Pursuant to these requirements, a stockholder must give a written notice of intent to the Corporate Secretary of the Company not less than 45 days or more than 75 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s annual meeting of stockholders.

The Executive Committee assists the Board in discharging its responsibilities and may exercise all of the authority of the Board in the management of the Company’s business affairs, except for changes in the Company’s By-Laws, matters specifically designated to other committees and certain other significant corporate matters. Jon F. Chait (Chairperson), David G. Offensend and Richard W. Pehlke are the current members of the Executive Committee. The Executive Committee held no meetings in 2004.

Communications with Board of Directors

Stockholders may communicate with the Board of Directors by writing to the Corporate Secretary of the Company at Hudson Highland Group, Inc., c/o the Board of Directors (or, at the stockholder’s option, c/o a specific director), 622 Third Avenue, 38th Floor, New York, New York 10017. The Corporate Secretary will ensure that this communication (assuming it is properly marked c/o the Board of Directors or c/o a specific director) is delivered to the Board of Directors or the specified director, as the case may be.

Meetings and Attendance

The Board held twelve meetings in 2004. Each director attended at least 92% of the meetings of the Board held in 2004 and meetings held by all committees of the Board on which such director served during the period that the director so served in 2004.

Directors are expected to attend the Company’s annual meeting of stockholders each year. At the 2004 annual meeting of stockholders, five directors were in attendance in person and two directors were in attendance by telephone.

Director Compensation

Retainer and Fees. Each non-employee director is entitled to receive an annual retainer of $25,000, a fee of $2,500 for each Board and Board committee meeting attended in person and a fee of $1,000 for each telephonic Board meeting. The Chairperson of the Audit Committee receives an additional annual retainer of $10,000 and Chairpersons of other Board committees receive an additional annual retainer of $5,000. Additionally, directors are reimbursed for out-of-pocket expenses associated with attending meetings of the Board and committees thereof.

Equity Compensation. Upon first being elected or appointed as a director of the Company, each non-employee director of the Company is granted an option to purchase 25,000 shares of Common Stock under the terms of the Hudson Highland Group Long Term Incentive Plan. The exercise price for options is the fair market value of a share of Common Stock on the date of grant. Options have a term of ten years and become exercisable as follows: 40% immediately on the date of grant, 60% after the first anniversary of the date of grant, 80% after the second anniversary, and 100% after the third anniversary.

EXECUTIVE COMPENSATION

Summary Compensation Information

The following table sets forth certain information concerning the compensation earned in each of the last three fiscal years by the Company’s Chief Executive Officer and each of the Company’s four other most highly compensated executive officers whose total cash compensation exceeded $100,000 in the year ended December 31, 2004. The persons named in the table are sometimes referred to herein as the “named executive officers.”

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary($)	Bonus($)	Other Annual Compensation ($)(5)	Restricted Stock Awards ($)(6)	Securities Underlying Stock Options(#)	All Other Compensation ($)(7)
Jon F. Chait(1), Chairman and Chief Executive Officer	2004 2003 2002	$500,000 450,000 64,808	$180,000 — —	— — —	— — —	— 326,000 —	— — —

Richard W. Pehlke(2), Executive Vice President and Chief Financial Officer	2004 2003 2002	350,000 298,958 —	120,000 — —	— — —	— — —	— 160,000 —	— — —

Latham Williams, Vice President, Legal Affairs and Administration, Corporate Secretary	2004 2003 2002	265,000 250,000 152,500	200,000 — 35,985	— — —	— 40,980 —	— 18,000 —	— — —

Richard A. Harris(3), Senior Vice President and Chief Information Officer	2004 2003 2002	250,000 257,277 —	175,000 — —	— — —	— 81,960 —	— 18,000 —	4,000 — —

Margaretta Noonan(4), Executive Vice President and Chief Administrative Officer	2004 2003 2002	250,000 250,031 259,584	175,000 80,000 —	— — —	— 81,960 —	— 42,000 —	4,000 — —

(1)	Mr. Chait joined the Company in October 2002.
(2)	Mr. Pehlke joined the Company in February 2003.
(3)	Mr. Harris joined the Company in January 2003.
(4)	Amount shown as Ms. Noonan’s bonus was paid for 2003 in April 2003 in connection with work performed for both Monster and the Company in connection with the spin-off from Monster.
(5)	Certain personal benefits provided by the Company to the named executive officers are not included in the table. The aggregate amount of such personal benefits for each named executive officer in each year reflected in the table did not exceed the lesser of $50,000 or 10% of the sum of such officer’s salary and bonus in each respective year.
(6)	As of December 31, 2004, the only named executive officers of the Company holding unvested restricted stock were Mr. Harris who held 6,000 shares, valued at $86,400 as of that date; Ms. Noonan who held 6,000 shares, valued at $86,400; and Mr. Williams who held 3,000 shares, valued at $43,200 as of that date. These share amounts have been adjusted for the Stock Split. Dividends are paid on shares of unvested restricted stock. The Company has not declared any dividends since the grants of the restricted stock. Restricted stock granted to the named officers vests 50% on the first anniversary of the date of grant and 25% on each of the two succeeding anniversaries of the date of grant.
(7)	Consists of Company matching contributions under the Hudson Highland Group, Inc. 401(k) Savings Plan.

Stock Options

None of the named executive officers were granted stock options during 2004. However, on January 18, 2005, the Compensation Committee granted options to purchase shares of Common Stock to the named executive officers as follows: Mr. Chait—280,000; Mr. Pehlke—140,000; Mr. Harris—14,000; Ms. Noonan—80,000; and Mr. Williams—12,000 of which 156,200 were granted contingently. The foregoing grants are not included in the following table.

The following table sets forth information regarding exercises of stock options by named executive officers during 2004 and the 2004 year-end value of unexercised options held by the named executive officers.

	Aggregate Option Exercises in 2004 and 2004 Fiscal Year-End Option Values
	Number of Securities Underlying Options at Fiscal Year-End(#)					Value of Unexercised In-the-Money Options at Fiscal Year-End(1)
Name	Shares Acquired on Exercise(1)		Value Realized	Shares Exercisable	Shares Unexercisable	Exercisable	Unexercisable
Jon F. Chait	81,500	(2)	$610,028	0	244,500	0	$1,854,650
Richard W. Pehlke	0		0	40,000	120,000	$302,800	$908,400
Richard A. Harris	0		0	9,000	9,000	$68,130	$68,130
Margaretta Noonan	0		0	21,000	21,000	$158,970	$158,970
Latham Williams	0		0	9,000	9,000	$68,130	$68,130

(1)	Based on the closing price per share of Common Stock on December 31, 2004 of $14.40.
(2)	Mr. Chait continues to hold the shares purchased through this exercise of options.

Agreements with Named Executive Officers

In March 2003, the Company entered into an employment agreement with Richard W. Pehlke pursuant to which the Company agreed to employ Mr. Pehlke as Executive Vice President and Chief Financial Officer. Under this agreement, Mr. Pehlke is entitled to (i) a base salary of $350,000 per year, (ii) medical dental, disability and life insurance coverage and other benefit plan eligibility comparable to other senior management, (iii) four weeks of vacation per year, (iv) an annual bonus of up to $600,000 based on satisfaction of performance goals, and (v) reimbursement of up to $25,000 for expenses for personal financial planning on or prior to February 24, 2006. The agreement may be terminated at any time by the Company. If the Company terminates the agreement other than for cause (as defined in the agreement), then, subject to Mr. Pehlke executing the Company’s then current form of separation agreement and general release, Mr. Pehlke will be entitled to (i) severance equal to twelve months of his then applicable base salary plus an assumed bonus equal to the greater of $150,000 or 50% of the largest single calendar year bonus received by Mr. Pehlke during the five years preceding termination and (ii) have the Company make available medical and dental benefits at no cost for two years after termination and thereafter at Mr. Pehlke’s cost until December 31, 2008.

In November 2002, the Company entered into an employment agreement with Richard A. Harris pursuant to which the Company agreed to employ Mr. Harris as Chief Information Officer. Under this agreement, Mr. Harris is entitled to (i) a base salary of $250,000 per year, subject to automatic annual increases of 2% or more based on increases in the Consumer Price Index, (ii) medical, dental, disability and life insurance coverage, 401(k) plan and other benefit plan eligibility comparable to other senior management, and (iii) four weeks of vacation per year. The agreement is for a term of three years, but may be terminated at any time by the Company. If the Company terminates the agreement other than for cause (as defined in the agreement), then, subject to Mr. Harris executing the Company’s then current form of separation agreement and general release, Mr. Harris will be entitled to severance equal to twenty-four months of his then applicable base salary.

In August 2004, the Company entered into employment agreements with Margaretta Noonan, Latham Williams and certain other executive officers to employ the executive officers for one-year terms, with automatic, annual extensions of additional one-year terms. Under the employment agreements, the executives are entitled to (i) an annual base salary ($250,000 per year for Ms. Noonan and $265,000 per year for Mr. Williams); (ii) eligibility to receive an annual bonus as provided in the Company’s senior management bonus plan; (iii) other benefits of employment comparable to other senior management and (iv) four weeks of vacation per year. Under the agreements, the Company has the right to terminate the executive’s employment at any time. If the Company terminates the executive’s employment without cause (as defined in the agreements), then, subject to the executive executing the Company’s then current form of separation agreement and general release, the executive will be entitled to receive a severance payment equal to one year of his or her then current base salary, plus the Company’s portion of the premiums for providing continued health and dental benefits to the executive for twelve months after termination (with the amount of such premiums deducted from the executive’s severance payment). In connection with entering into the employment agreements, the executives also executed confidentiality, non-solicitation and work product assignment agreements and mutual agreements to arbitrate claims with the Company.

PERFORMANCE INFORMATION

The Company was spun off from Monster on March 31, 2003. Shares of Common Stock began trading on an “actual” basis on the Nasdaq National Market on April 1, 2003. The following graph compares on a cumulative basis changes since April 2, 2003 in (a) the total stockholder return on the Common Stock with (b) the total return on the Russell 2000 Index and (c) the total return on the companies in a peer group selected in good faith by the Company, in each case assuming reinvestment of dividends. Such changes have been measured by dividing (a) the difference between the price per share at the end of and the beginning of the measurement period by (b) the price per share at the beginning of the measurement period. The graph assumes $100 was invested on April 1, 2003 in Common Stock, the Russell 2000 Index and the peer group consisting of Kforce Inc., MPS Group, Inc., Manpower, Inc., Spherion Corporation, CDI Corp. and Robert Half International Inc. The returns of each component company in the peer group have been weighted based on each company’s relative market capitalization.

	April 1, 2003	December 31, 2003	December 31, 2004
HUDSON HIGHLAND GROUP, INC.	$100.00	$181.61	$220.69
PEER GROUP	$100.00	$173.11	$193.78
RUSSELL 2000 INDEX	$100.00	$151.05	$176.73

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board is composed solely of non-employee directors who meet the independence requirements of Nasdaq and qualify as “outside directors” under Section 162(m) of the Internal Revenue Code of 1986. The Compensation Committee is responsible for all aspects of the compensation arrangements for the Company’s executive officers, including the named executive officers. The Compensation Committee works with independent compensation consultants it retains, and management, to develop the Company’s overall compensation philosophy and the specific program provided for the Company’s executive officers.

Compensation Philosophy

The central objective of the Compensation Committee’s compensation philosophy is to attract and retain the talented individuals needed to achieve long-term success, and to incent them to achieve goals expected to enhance long-term shareholder value. The key executive compensation policies that underpin this philosophy are as follows:

•	Base salaries, equity grants and benefit programs are targeted at median market levels for comparable companies.

•	Cash incentives (bonuses) are designed to provide awards above median market levels for comparable companies for above median performance.

•	Consequently, the Company’s executive officers should have the opportunity to earn above median compensation for outstanding performance—both from above median bonuses and from above median appreciation of equity grants resulting from above median company performance.

Application for 2004

By most any measure, 2004 was a strongly improved year for the Company. Rebounding from a $313.6 million operating loss in 2003, the Company’s operating loss was $23.2 million in 2004, with the Company’s Hudson businesses reporting operating income in each of the last three quarters of 2004 and the Company’s Highland Partners businesses reporting operating income in two quarters. The Company’s stockholders realized substantial returns, both relative to the market generally and to comparable companies.

During 2003, the Committee approved base salaries and initial equity awards for all executive officers. In establishing base salaries and initial equity awards for each individual executive officer, Jon Chait, the Company’s Chief Executive Officer, made specific recommendations for salary and equity awards (other than his own) to the Committee based on guidance provided by the Committee as well as a review of industry comparables prepared by the Committee’s independent compensation consultants, the level of responsibility delegated to the particular executive officer, the expertise and skills offered by each officer, the officer’s individual job performance and the performance of the group over which the individual has responsibility. These various factors were considered on a case-by-case basis and no specific formula was used to give any one factor a relative weight as compared to the others. The Committee reviewed the recommendations and other information and then made final decisions on the base salaries and equity awards for all executive officers. When the Committee set salaries and equity awards in 2003, it did so with the expectation that these topics generally would not be revisited again until 2005. Accordingly, Mr. Chait’s salary of $500,000 was not changed and he did not receive any additional equity awards during 2004. Similarly, the other named executive officers’ salaries were not changed and they did not receive any additional equity awards during 2004.

It is difficult to draw crisp parallels between the Company and other comparable companies due to differences in business model, geographic footprint, size and maturity. However, after consultation with its independent compensation consultant and based on a review of option grants made by a group of peer companies to their executive officers and to all employees as a whole, the Committee concluded that the Company’s equity grants to executive officers and to all employees as a whole were significantly below those of the most comparable companies. Accordingly, in January 2005, the Committee granted options to purchase 627,000 additional shares of Common Stock of which 156,200 were granted contingently, to bring the Company’s executive officers’ equity opportunity more nearly in line with those of the most comparable companies. Several of the Company’s most senior executive officers who have received these grants, including Mr. Chait, understand that the Committee does not presently expect to grant additional equity awards to them over the next three years. Additionally, the Committee expects that total equity grants for all employees will be limited to approximately 2% of total shares outstanding each year over the next three years.

The Committee adopted a senior management cash bonus program for 2004, which provided an annual incentive for certain employees of the Company, including the named executive officers. Awards under the program were based on the achievement of pre-determined financial targets approved by the Committee for the Company and, where applicable, a specific business unit. Pursuant to the pre-determined targets, which were higher for Messrs. Chait and Pehlke than for other executives, Messrs. Chait and Pehlke would have been ineligible for bonuses in 2004. However, given the Company’s performance in 2004 and the returns the Company’s stockholders realized, the Committee awarded Messrs. Chait and Pehlke with bonuses equal to the minimum for which they would have been eligible under the 2004 bonus program. The named executive officers other than Messrs. Chait and Pehlke received bonuses under the 2004 bonus program based on meeting their pre-determined targets.

In addition to base salary, bonuses and equity awards, the Company has an objective to provide its employees, including its executive officers, with benefits comparable to those provided by comparable companies. In keeping with this objective, during 2004, the Committee approved a deferred compensation plan to enable the Company’s executive officers to defer up to 25% of their base salaries and up to 100% of cash bonuses. In addition to benefits provided to all company executives, Mr. Chait receives a per diem stipend when staying over night on business in New York City (where he owns a residence) in lieu of staying in a hotel, and he is entitled to travel first class on commercial airlines while traveling on Company business.

In connection with the Long Term Incentive Plan, the Company endorses the policy that stock ownership by management is an important factor in aligning the interests of management and stockholders. The Company has adopted stock ownership guidelines that are intended to encourage stock ownership by management. Under these guidelines, management personnel are expected to own shares of Common Stock with a specified value equal to 100% of their respective base salaries. These share ownership requirements may be met over a period of five years. The Committee will consider an individual’s compliance with the stock ownership guidelines in determining the size of future equity-based grants. As of March 16, 2005, Mr. Chait owned in excess of 200,000 shares of Common Stock, thereby exceeding these share ownership requirements.

Under Section 162(m) of the Internal Revenue Code, the tax deduction by corporate taxpayers, such as the Company, is limited with respect to the compensation of certain executive officers unless such compensation is based upon the performance objectives meeting certain regulatory criteria or is otherwise excluded from the limitation. The Compensation Committee currently intends, in all appropriate circumstances, to qualify compensation paid to the Company’s executive officers for deductibility by the Company under Section 162(m) of the Internal Revenue Code.

Hudson Highland Group, Inc.

COMPENSATION COMMITTEE

David G. Offensend, Chairperson

John J. Haley

Jennifer Laing

Nicholas G. Moore

REPORT OF THE AUDIT COMMITTEE

The primary purpose of the Audit Committee is to oversee the Company’s accounting and financial reporting processes and the audits of the financial statements of the Company. The Committee’s function is more fully described in its written charter, which the Board has adopted. The Committee reviews the charter on an annual basis. The Board annually reviews the independence of the members of the Committee under standards of independence for audit committee members and established by the Nasdaq National Market listing standards and Security and Exchange Commission rules and has determined that each member of the Committee is independent under those standards.

Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Company’s independent auditors, BDO Seidman, LLP, are responsible for performing an independent audit of the consolidated financial statements and management’s assessment of internal controls over financial reporting and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles and management’s assessment of internal controls over financial reporting and the effectiveness of those internal controls.

The Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2004 and management’s assessment of internal controls over financial reporting as of December 31, 2004, with the Company’s management and has discussed with BDO Seidman, LLP the matters required to be discussed by Statement on Auditing Standards Board Standard No. 61, as amended, “Communication with Audit Committees.” In addition, BDO Seidman, LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with BDO Seidman, LLP their independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements and management’s report on its assessment of internal controls over financial reporting be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the Securities and Exchange Commission.

Hudson Highland Group, Inc.

AUDIT COMMITTEE

Nicholas G. Moore, Chairperson

John J. Haley

David G. Offensend

APPROVAL OF AMENDMENT TO HUDSON HIGHLAND GROUP, INC.

LONG TERM INCENTIVE PLAN

General

The Hudson Highland Group, Inc. Long Term Incentive Plan (the “Incentive Plan”) initially authorized the issuance of up to 1,500,000 shares of Common Stock (subject to adjustment to prevent dilution in certain cases described below). As a result of the Stock Split, as of February 25, 2005 (the payment date for the Stock Split), the number of shares of Common Stock authorized for issuance under the Incentive Plan increased to 2,503,626. On February 2, 2005, subject to stockholder approval at the Annual Meeting, the Board approved an amendment to the Incentive Plan to increase the aggregate number of shares of Common Stock available for grants under the Incentive Plan by 1,200,000 (after taking into account the Stock Split) to 3,703,626 (subject to adjustment to prevent dilution in certain cases described below). As of March 16, 2005, stock options covering an aggregate of 2,415,716 shares of Common Stock were granted and outstanding, leaving 87,910 shares of Common Stock available for grants of additional awards under the Incentive Plan. As of March 16, 2005 236,850 restricted shares of Common Stock were issued and outstanding and 259,524 options for shares of Common Stock had been exercised. Other than grants of stock options and restricted stock, no other awards had been made under the Incentive Plan as of the record date of the Annual Meeting. The Compensation Committee has approved grants for 222,200 options, contingent upon the approval by the stockholders of the proposed amendment to the Incentive Plan.

The following is a summary of the material provisions of the Incentive Plan, a copy of which is attached to this proxy statement as Annex A and is incorporated by reference. This summary is qualified in its entirety by reference to the full and complete text of the Incentive Plan.

Purpose

The purpose of the Incentive Plan is to establish a flexible vehicle through which the Company can offer equity-based compensation incentives to eligible recipients with a view toward promoting long-term financial success of the Company and enhancing stockholder value.

Administration of the Plan

The Incentive Plan must be administered by a committee of the Board. Unless the Board determines otherwise, the committee must consist of at least two members of the Board, each of whom is both a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 and an “outside director” within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code. The Board serves as the committee with respect to awards made to members of the Board who are not employees of the Company or of its affiliates. The Compensation Committee (the “Committee”) administers the Incentive Plan, which, subject to the limitations of the Incentive Plan, has complete authority to:

•	select the persons to whom awards will be made under the Incentive Plan;

•	make awards to persons under the Incentive Plan and prescribe the terms and conditions of the awards, including non-solicitation, confidentiality and mandatory dispute resolution conditions;

•	interpret and apply the provisions of the Incentive Plan and of any agreement or other document evidencing an award made under the Incentive Plan;

•	carry out any responsibility or duty specifically reserved to the committee under the Incentive Plan; and

•	make any and all determinations and interpretations and take such other actions as may be necessary or desirable in order to carry out the provisions, intent and purposes of the Incentive Plan.

The determinations, interpretations, or other actions the Committee makes or takes under the provisions of the Incentive Plan will be final and binding and conclusive for all purposes and upon all persons.

Participation

The Committee may grant awards under the Incentive Plan to any director, officer or other employee of the Company or its affiliates and to any consultant or other independent contractor who performs or will perform services for the Company or its affiliates. Approximately 200 persons are currently eligible to participate in the Incentive Plan. The number of eligible participants may increase over time based upon future growth of the Company.

Awards Under the Incentive Plan; Available Shares

The Incentive Plan authorizes the granting of (a) stock options, which may be either incentive stock options meeting the requirements of Section 422 of the Internal Revenue Code (“ISOs”) or non-qualified stock options; (b) stock appreciation rights (“SARs”); (c) awards of restricted stock; (d) performance-based awards; and (e) such other types of equity-based awards as the Committee may deem advisable.

The Incentive Plan, as amended, provides that up to a total of 3,703,626 shares of Common Stock (subject to adjustment as described below) will be available for the granting of awards thereunder. The aggregate maximum number of shares of Common Stock that may be issued in the form of restricted stock, performance-based awards and other equity-based awards (other than stock options) is 1,000,000 shares.

If an award terminates or is cancelled without having been exercised or earned in full, cash is delivered to the holder of an award in lieu of shares, shares of restricted stock are forfeited or shares are withheld in order to pay the purchase price of an award or to satisfy tax withholding obligations, then those shares will be available for the granting of new awards under the Incentive Plan.

Individual Award Limitations

Subject to adjustment in the event of specified adjustments in the Company’s capitalization, during any one calendar year, the Committee may not grant to any participant:

•	options or stock appreciation rights for more than a total of 500,000 shares of Common Stock; or

•	awards, other than options or stock appreciation rights, for more than a total of 500,000 shares of Common Stock.

The Committee may not pay any participant more than $1,000,000 with respect to any single performance-based award that is settled in cash. Multiple performance-based awards to the same individual will be subject to a single $1,000,000 limit if they are either:

•	determined by reference to performance periods of one year or less ending with or within the same fiscal year; or

•	determined by reference to one or more multi-year performance periods ending in the same fiscal year.

Adjustments Upon Changes in Capitalization

If any split-up or consolidation of shares or any like capital adjustment, or the payment of any stock dividend, increases or decreases the number of issued shares of Common Stock, or if a readjustment or recapitalization of the Company’s capital stock changes the character or class of shares covered by the Incentive Plan, then the following will be adjusted proportionately: the aggregate number and class of shares that may be issued under the Incentive Plan; the maximum number of shares covered by awards that may be granted to any individual in any calendar year; the number and class of shares covered by each outstanding award; and the exercise price per share.

Stock Option Awards

The Committee may grant either non-qualified stock options or ISOs to eligible participants on the terms and conditions it prescribes, provided that the Committee may only grant incentive stock options to its employees and employees of its “subsidiary corporations” within the meaning of Section 424 of the Internal Revenue Code. The Committee will set the term of each option, but no option will be exercisable more than ten years after the date it is granted. All ISOs granted under the Incentive Plan will also be required to comply with all other terms of Section 422 of the Internal Revenue Code.

The Committee will determine the per share exercise price of any option it grants, but the exercise price may not be less than the fair market value of a share of Common Stock on the date the Committee grants the option. The fair market value of a share of Common Stock on any date will be equal to the closing price per share of Common Stock as reported on The Nasdaq National Market on that date. The Committee may establish vesting and other restrictions on the exercise of an option and upon the disposition of the stock acquired upon the participant’s exercise of an option (including, without limitation, acceleration of vesting, to the extent permitted by the Committee, in the event of a change in control (as defined by the Committee)). Unless the Committee establishes otherwise, during a participant’s employment with the Company or one of its affiliates, each option granted to the participant will be subject to a four-year vesting schedule, with twenty-five percent of the option vesting at the end of each of the first four years following the date of the grant.

A participant may exercise an option by payment in full of the exercise price, either (at the discretion of the Committee) in cash, certified or bank check, shares of previously acquired Common Stock or pursuant to a “cashless exercise” procedure approved by the Committee and permitted by law.

Unless otherwise approved by the Company’s stockholders, the Board or the Committee may not amend the terms of an option to lower its exercise price, take any other action that is treated as a repricing under generally accepted accounting principles or cancel an option at a time when its exercise price is equal to or greater than the fair market value of the underlying shares of Common Stock, in exchange for another option, restricted stock or other equity award.

Stock Appreciation Rights

A SAR granted under the Incentive Plan entitles the holder, upon exercise, to receive an amount, in cash or shares of Common Stock or a combination thereof (at the discretion of the Committee), equal to the product of (a) the number of shares with respect to which the stock appreciation right is being exercised and (b) the difference between the fair market value of a share of Common Stock on the date the participant exercises the stock appreciation right (or any other exercise price as may be specified in the award) and the exercise price per share.

The Committee may grant SARs to participants at any time in tandem with or independently from any stock option granted. The Committee may impose service or performance-based vesting conditions upon the exercise of a stock appreciation right as it deems appropriate. Unless otherwise provided, a participant may exercise a stock appreciation right granted in tandem with a stock option only at the same time and to the same extent and subject to the same conditions as the related option may be exercised. A participant’s exercise of a tandem stock appreciation right will cancel the related option for the shares of Common Stock with respect to which the stock appreciation right is exercised, and vice versa. A participant may exercise tandem stock appreciation rights only when the fair market value of the Common Stock to which it relates exceeds the option exercise price. The Committee may at any time defer delivery of any shares or cash the participant is entitled to receive as payment for a stock appreciation right.

Restricted Stock

The Committee may grant shares of restricted stock to participants in the amounts and upon the terms and conditions that it determines. The Committee will determine the purchase price payable for the shares of restricted stock under the Incentive Plan. The purchase price may be as low as zero, but will be no less than the par value of the shares covered by the restricted stock award. The Committee will establish the conditions on the grant or vesting of restricted stock awarded under the Plan (including, without limitation, acceleration of vesting, to the extent permitted by the Committee, in the event of a change in control (as defined by the Committee)).

Except as otherwise determined by the Committee, a participant will have with respect to his or her restricted stock all of the rights of a holder of shares of Common Stock, including the right to receive dividends, the right to vote the shares and, at the time of vesting, the right to tender the shares. The participant will not be permitted to transfer shares of restricted stock before the applicable vesting conditions are satisfied.

Performance-Based Awards

The Committee may condition the exercise, vesting or settlement of an award made under the Incentive Plan on the achievement of specified performance goals. The Committee may make awards performance-based for the award to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code.

The Committee will determine the performance period and the performance goal or goals to be achieved during any performance period. The performance goals must be expressed as an attainment of target levels or increases or reductions, as the case may be, in any one or more of the following business criteria:

•	revenue, income or earnings;

•	profits;

•	operational cash flow;

•	public or private debt;

•	earnings per share or earnings per share from continuing operations;

•	return on capital employed or on invested capital;

•	after-tax return on stockholders’ equity;

•	economic value added targets based on cash flow return;

•	fair market value of Common Stock; and

•	growth in the value of an investment in Common Stock.

The Committee will also determine whether the performance goals are achieved and the percentage of each performance-based award that the participant has earned. The Committee may reduce the amount payable for a performance-based award, but the Committee may not increase the amount.

Other Equity-Based Awards

The Committee may also grant other types of equity-based awards under the Incentive Plan, including the grant of phantom stock awards, stock bonus awards, restricted stock unit awards and dividend equivalent awards. In addition, the Committee may also grant or offer for sale unrestricted shares of Common Stock. The Committee may determine the amounts and the terms and conditions of the other equity-based awards. The other equity-based awards may involve the transfer of actual shares of Common Stock to participants, or the payment in cash or otherwise of amounts based on the value of shares of Common Stock.

Limits on Transfer of Awards

Except as otherwise provided by the Committee, no award granted under the Incentive Plan may be transferred by any participant, other than on the participant’s death to a beneficiary designated by the participant in a manner acceptable to the Committee, or, if no designated beneficiary survives the participant, pursuant to the participant’s will or by the laws of descent and distribution. All stock options and stock appreciation rights will be exercisable during the participant’s lifetime only by such participant. A participant may transfer tandem stock appreciation rights only with the underlying stock option. A participant may not transfer shares of restricted stock before the shares have vested and are free of any restrictions under the Incentive Plan. Any attempt to transfer any award in violation of the Incentive Plan or law will be void. The Committee may, however, determine that a non-qualified stock option is transferable in whole or in part.

Termination of Employment

The following rules apply with respect to vesting and exercise of awards held by a participant at the time of his or her termination of employment or other service with the Company and its affiliates, unless otherwise determined by the Committee at the grant, or, if the participant’s rights are not reduced, after the grant.

Stock Options and Stock Appreciation Rights.

Death. If a participant’s employment terminates by reason of his or her death, then any stock option or stock appreciation right held by the participant will become fully exercisable and may be exercised by the participant’s beneficiary within one year from the date of death or until the earlier expiration of the award.

Disability. If a participant’s employment terminates by reason of his or her disability, then the participant’s beneficiary may exercise any stock option or stock appreciation right held by the participant, to the extent exercisable at termination, within one year of the termination or until the earlier expiration of the award. Any stock option or stock appreciation right held by the participant on the date of termination that was not yet exercisable will immediately terminate.

For Cause. If a participant’s employment is terminated for “cause” (as defined in the Incentive Plan), then any stock option or stock appreciation right held by the participant shall terminate immediately.

Other Reason. If a participant’s employment is terminated other than for death, disability or “cause,” then, unless otherwise determined by the Committee, a participant may exercise any stock option or stock appreciation right held by the participant, to the extent exercisable on the termination date, within six months from the termination date or the earlier expiration of the award. Any stock option or stock appreciation right held by the participant that was not yet exercisable will immediately terminate.

Restricted Stock. If a participant’s employment is terminated for any reason or no reason, then the participant will automatically forfeit all of his or her shares of restricted stock that have not yet become fully vested, unless otherwise determined by the Committee.

Performance-Based Awards. If a participant’s employment is terminated for any reason or no reason, then the participant’s outstanding performance-based awards will immediately expire, unless otherwise determined by the Committee. The participant will not be entitled to receive any amount in respect of the performance period or cycle during which the participant’s employment terminated.

Other Equity-Based Awards. If a participant’s employment is terminated for any reason or no reason, then rules similar to those relating to restricted stock will apply in connection with other equity-based awards granted under the Incentive Plan that have not yet vested and/or is contingent upon future performance of services.

Amendment and Termination of the Plan

The Board may amend, suspend or terminate the Incentive Plan at any time. The Board, however, may not amend the Incentive Plan without stockholder approval if:

•	the amendment increases the number of shares that may be issued under the Incentive Plan or pursuant to any limitations on individual participants, except in the event of a change in the Company’s capitalization;

•	the amendment expands the class of persons eligible to participate under the Incentive Plan;

•	stockholder approval is required by the Internal Revenue Code or any rules promulgated thereunder; or

•	stockholder approval is required by the listing requirements of The Nasdaq National Market or any principal securities exchange or market on which Common Stock is then traded.

Any amendment or termination of the Incentive Plan may not affect the rights of any participant under any award previously granted under the Incentive Plan without the participant’s consent.

Term of the Plan

The Incentive Plan will terminate on March 12, 2013. The rights of participants with respect to an unexpired award at the time of the Incentive Plan’s termination will not be affected solely by reason of the termination, and will continue after the Incentive Plan terminates in accordance with the terms of the award and the Incentive Plan.

U.S. Federal Income Tax Considerations

This summary of some of the significant U.S. Federal income tax consequences of incentive stock options, non-qualified options, stock appreciation rights, shares of restricted stock and performance-based awards under the Incentive Plan is not a complete discussion of all the Federal income tax aspects of the Incentive Plan and does not include any discussion of state, local or foreign income or other tax laws.

Incentive Stock Options. The grant of an incentive stock option under the Incentive Plan will create no income tax consequences to a participant or to the Company. In addition, a participant will not recognize income or gain as a result of exercise of an incentive stock option, except that the alternative minimum tax may apply. Except as described below, any gain or loss the participant realizes on the disposition of Common Stock acquired pursuant to the exercise of an incentive stock option will be treated as a long-term capital gain or loss, and the Company will not be allowed a deduction with respect to the grant or exercise of the incentive stock option. If the participant fails to hold the shares of Common Stock acquired pursuant to the exercise of an incentive stock option for at least two years from the grant date of the incentive stock option and one year from the date of exercise, then the disposition of the shares will be a disqualifying disposition and the participant will recognize ordinary income at the time of the disposition equal to the lesser of:

•	the gain realized on the disposition; or

•	the excess of the fair market value of the shares of Common Stock on the date of exercise over the exercise price.

The Company generally will be entitled to a deduction in the same amount and at the same time as ordinary income is recognized by the participant. Any additional gain the participant realizes over the fair market value at the time of exercise will be treated as a capital gain. This capital gain will be a long-term capital gain if the Common Stock has been held for more than one year from the date of exercise, otherwise the capital gain will be short-term capital gain. If the amount realized is less than the exercise price, then the difference will be treated as a short-term or long-term capital loss, depending on the participant’s holding period.

Non-Qualified Options. The grant of a non-qualified option under the Incentive Plan will create no income tax consequences to the participant or to the Company. However, the participant will recognize ordinary compensation income, or self-employment income if the participant is a non-employee director, when the option is exercised. The participant will treat as ordinary income the amount by which the fair market value of acquired

Common Stock, determined at the time income is recognized, exceeds the exercise price. The Company generally will be entitled to a deduction in the same amount and at the same time as ordinary income is recognized by the participant. If a participant subsequently disposes of Common Stock acquired through exercise of a non-qualified option, then the participant will recognize capital gain or loss to the extent that the amount realized upon disposition differs from the tax basis of the Common Stock. This capital gain or loss will be short-term or long-term gain or loss, depending on the length of time the participant held the shares after the exercise date.

Stock Appreciation Rights. The grant of a stock appreciation right will create no income tax consequences for the participant or the Company. When a participant exercises a stock appreciation right, the participant will recognize ordinary compensation income equal to the amount of any cash and the fair market value of any shares of Common Stock or other property received, except that if the participant receives an option or shares of restricted stock upon exercise of a stock appreciation right, recognition of income may be deferred in accordance with the rules applicable to such other awards. The Company generally will be entitled to a deduction in the same amount and at the same time as income is recognized by the participant.

Restricted Stock. A participant will not recognize income at the time an award of restricted stock is made under the Incentive Plan unless he or she makes the election described below. If a participant does not make this election, then the participant will recognize ordinary compensation income when all applicable restrictions lapse. The amount of income recognized equals the fair market value on the date the restrictions lapse reduced by the amount, if any, paid by the participant for the restricted stock. The Company generally will be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. Any otherwise taxable disposition of the restricted stock after the end of the applicable restriction period will result in capital gain or loss, which will be long-term or short-term, depending on the length of time the shares of restricted stock are held after the end of the applicable restriction period. Dividends paid in cash and received by a participant before the end of the applicable restriction period will constitute ordinary compensation income to the participant. The Company generally will be entitled to a corresponding deduction for these dividends. Any dividends the Company pays in stock will be treated as an award of additional shares of restricted stock subject to the tax treatment described herein.

A participant may, within thirty days after the date of the award of restricted stock, elect to recognize ordinary compensation income on the date of the award in an amount equal to the fair market value of the restricted stock on the date of the award reduced by the amount, if any, the participant pays for the restricted stock. The Company generally will be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. If the election is made, then any cash dividends received with respect to the restricted stock will be treated as dividend income to the participant in the year of payment, to the extent of the Company’s earnings and profits, and will not be deductible by us. Any otherwise taxable disposition of the restricted stock, other than by forfeiture, will result in capital gain or loss, which will be long-term or short-term, depending on the holding period, which starts the day after the grant date. If the participant elects to recognize income at the date of the award and then subsequently forfeits the restricted stock, then the participant will not be entitled to deduct any loss except to the extent of the amount, if any, the participant paid for the restricted stock. However, the Company is required to include as ordinary income the amount of the deduction the Company originally claimed with respect to the forfeited shares.

Performance Shares. The grant of performance shares will create no income tax consequences for the participant or the Company. Upon the receipt of shares of Common Stock at the end of the applicable performance period, the participant will recognize ordinary compensation income equal to the fair market value of the shares of Common Stock received, except that if the participant receives shares of restricted stock in payments of performance shares, recognition of income may be deferred in accordance with the rules applicable to restricted stock. In addition, the participant will recognize ordinary compensation income equal to the dividend equivalents paid on performance shares prior to or at the end of the performance period. The Company will be entitled to a deduction in the same amount and at the same time as income is recognized by the participant.

New Plan Benefits

On January 18, 2005, the Compensation Committee, subject to stockholder approval at the Annual Meeting, granted options to purchase 222,200 shares of Common Stock to employees of the Company who were executive officers under the Incentive Plan, as amended. Except for those grants, the Company cannot currently determine the number or type of awards that may be granted to eligible participants under the Incentive Plan, as amended, in the future. Such determinations will be made from time to time by the Committee.

During 2004, the Committee approved grants of stock options and restricted stock that are not subject to stockholder approval of the proposed amendment to the Incentive Plan. See “Executive Compensation” and “Board of Directors and Corporate Governance-Directors Compensation.” During 2004, the Committee had not approved any grants of awards that require stockholder approval of the proposed amendment to the Incentive Plan.

On March 16, 2005, the closing price per share of Common Stock on the Nasdaq National Market was $17.14.

Vote Required

The affirmative vote of the holders of a majority of the shares having voting power present in person or represented by proxy at the Annual Meeting (assuming a quorum is present) is required for approval of the proposed amendment to the Incentive Plan. Consequently, broker non-votes will have no impact on the approval of the proposed amendment to the Incentive Plan, but abstentions will act as a vote against approval of the proposed amendment. Unless otherwise specified, the proxies solicited hereby will be voted in favor of the above proposal. In the event that the proposed amendment to the Incentive Plan is not approved by the stockholders at the Annual Meeting, the Incentive Plan (except for the proposed amendment) will remain in full force and effect.

THE BOARD RECOMMENDS EACH STOCKHOLDER VOTE “FOR” THE PROPOSED AMENDMENT TO THE INCENTIVE PLAN. SHARES OF COMMON STOCK REPRESENTED BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED “FOR” SUCH AMENDMENT.

RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

General

The Audit Committee has appointed BDO Seidman, LLP as independent registered public accountants to audit the Company’s financial statements and management’s assessment of internal controls over financial reporting for fiscal year 2005. The Board of Directors is seeking stockholder ratification of the resolution appointing BDO Seidman, LLP as independent registered public accountants for the fiscal year 2005. BDO Seidman, LLP has served as the Company’s independent auditor since the Company’s spin-off from Monster and was Monster’s auditor in 2003.

Representatives of BDO Seidman, LLP are expected to be present at the Annual Meeting. At the Annual Meeting, representatives of BDO Seidman, LLP will have the opportunity to make a statement about the Company’s financial condition, if they desire to do so, and to respond to appropriate questions from stockholders.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by BDO Seidman, LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2004 and 2003 and fees billed for other services rendered by BDO Seidman, LLP during those periods.

	2004	2003
Audit fees(1)	$3,310,300	$2,619,500
Tax fees(2)	181,800	253,500

Total fees	$3,492,100	$2,873,000

(1)	Audit fees consist of the aggregate fees billed for professional services rendered by BDO Seidman, LLP for the audit and review of financial statements and services provided in connection with statutory and regulatory filings (domestic and international) and in 2004, the audit of management’s assessment of internal controls over financial reporting.
(2)	Tax fees consist of the aggregate fees billed for professional services rendered by BDO Seidman, LLP for tax compliance, tax advice and tax planning (domestic and international).

The Audit Committee has concluded the provision of the non-audit services listed above is compatible with maintaining the independence of BDO Seidman, LLP, and all such services were approved by the Audit Committee.

The Audit Committee is responsible for appointing, setting compensation of, and overseeing the work of the independent auditor. The Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent auditor.

The service request must be specific as to the particular services to be provided. If the initial assessment from the Company’s local management is favorable, the request is forwarded for review to a group whose members come from one or more of the Company’s Finance, Legal, Tax and Internal Audit departments. Requests approved by the group are aggregated and submitted to the Audit Committee in one of the following ways:

1.	Request for approval of services at a meeting of the Audit Committee; or
2.	Request for approval of services by a designated member of the Audit Committee, generally the Chairman of the Audit Committee.

The request must be made for specific services, including a description of the services to be rendered, the type of service (audit or other services), and the duration of the services.

Vote Required

The affirmative vote of the holders of a majority of the shares having voting power present in person or represented by proxy at the Annual Meeting (assuming a quorum is present) is required for approval of the ratification of the resolution appointing BDO Seidman, LLP, as independent registered public accountants for the fiscal year 2005. Consequently, broker non-votes will have no impact on the approval of ratification of the resolution, but abstentions will act as a vote against approval of the ratification of the resolution. Unless otherwise specified, the proxies solicited hereby will be voted in favor of the above proposal. If the appointment is not ratified by a majority of the votes cast, the adverse vote will be considered as an indication to the Audit Committee that it should consider selecting other independent registered public accountants for the following fiscal year. Even if the selection is ratified, the Audit Committee, in its discretion, may select a new independent registered public accountant at any time during the year if it feels that such a change would be in the best interest of the Company.

THE BOARD RECOMMENDS EACH STOCKHOLDER VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS TO AUDIT THE COMPANY’S FINANCIAL STATEMENTS AND MANAGEMENT’S ASSESSMENT OF INTERNAL CONTROLS OVER FINANCIAL REPORTING FOR THE FISCAL YEAR 2005. SHARES OF COMMON STOCK REPRESENTED BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR SUCH RATIFICATION.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information on the Company’s existing equity incentive plans as of December 31, 2004.

	Number of shares to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in Column A)(1)
	A	B	C
Equity Compensation Plans approved by stockholders:
Long Term Incentive Plan	1,641,866	$8.37	872,210
Employee Stock Purchase Plan	—	—	961,848
Equity Compensation Plans not approved by stockholders	—	—	—

Total	1,641,866	$8.37	1,834,058

(1)	Excludes 55,626 shares of restricted common stock vesting over a three-year retention period and 94,000 shares of restricted common stock vesting over a four-year vesting period, previously issued under the Hudson Highland Group, Inc. Long Term Incentive Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers to file reports concerning their ownership of Company equity securities with the Securities and Exchange Commission and the Company. Based solely on a review of the copies of such forms furnished to the Company, or written representations that no Form 5 was required to be filed, the Company believes that, during the fiscal year ended December 31, 2004, all of its directors and executive officers complied with the Section 16(a) filing requirements, except that one Form 4 for each of Richard Gray, Richard Harris, Margaretta Noonan and Latham Williams reporting withholding of stock by the Company to satisfy income tax withholding requirements on the vesting of restricted shares and one Form 4 for Neil Funk reporting the grant of restricted shares were inadvertently filed late.

MISCELLANEOUS

Stockholder Proposals

Proposals which stockholders of the Company intend to present at and have included in the Company’s proxy statement for the 2006 annual meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (“Rule 14a-8”), must be received at the offices of the Company by the close of business on December 4, 2005. In addition, a stockholder who intends to present business other than pursuant to Rule 14a-8 at the 2006 annual meeting (including, nominating persons for election as directors) must comply with the requirements set forth in the Company’s By-Laws. Among other things, to bring business before an annual meeting, a stockholder must give written notice thereof, complying with the By-Laws, to the Secretary of the Company not less than 45 days and not more than 75 days prior to the first anniversary of the date on which the Company first mailed proxy materials for the preceding year’s annual meeting (subject to certain exceptions if the annual meeting is advanced or delayed a certain number of days). Under the By-Laws, if the Company does not receive notice of a stockholder proposal submitted otherwise than pursuant to Rule 14a-8 (i.e., proposals stockholders intend to present at the 2006 annual meeting but do not intend to include in the Company’s proxy statement for such meeting) prior to February 11, 2006, then the notice will be considered untimely and the Company will not be required to present such proposal at the 2006 annual meeting. If the Board chooses to present such proposal at the 2006 annual meeting, then the persons named in proxies solicited by the Board for the 2006 annual meeting may exercise discretionary voting power with respect to such proposal.

Other Matters

The cost of soliciting proxies will be borne by the Company. In addition to soliciting proxies by mail, proxies may be solicited personally, by telephone or by electronic communication by certain officers and other employees of the Company. The Company will reimburse brokers and other nominees for their reasonable expenses in communicating with the persons for whom they hold Common Stock. The Company has retained Georgeson Shareholder Communications to aid in the solicitation at an estimated cost of $10,000 plus reimbursable out-of-pocket expenses.

Pursuant to the rules of the Securities and Exchange Commission, services that deliver the Company’s communications to stockholders that hold their stock through a bank, broker or other holder of record may deliver to multiple stockholders sharing the same address a single copy of the Company’s annual report to stockholders and proxy statement. Upon written or oral request, the Company will promptly deliver a separate copy of the annual report to stockholders and/or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered. Stockholders may notify the Company of their requests by calling or writing Latham Williams, Corporate Secretary, Hudson Highland Group, Inc., 622 Third Avenue, 38th Floor, New York, New York 10017.

By Order of the Board of Directors HUDSON HIGHLAND GROUP, INC.

Latham Williams Corporate Secretary

New York, New York

March	28, 2005

ANNEX A

HUDSON HIGHLAND GROUP, INC.

LONG TERM INCENTIVE PLAN

(Adopted March 12, 2003

As Amended through February 2, 2005)

1. General.

(a) Purpose. The purpose of the Hudson Highland Group, Inc. Long Term Incentive Plan (the “Plan”) is to establish a flexible vehicle through which Hudson Highland Group, Inc., a Delaware corporation (the “Company”), can offer equity-based compensation incentives to eligible recipients with a view toward promoting the long-term financial success of the Company and enhancing stockholder value.

(b) Types of Awards. Awards under the Plan may be in the form of any one or more of the following: (i) stock options, including options intended to qualify as “incentive stock options” (“ISOs”) within the meaning of Section 422 of the Internal Revenue Code of 1986 (the “Code”) and options which do not qualify as ISOs (“NQSOs”), described in Section 5; (ii) stock appreciation rights (“SARs”) described in Section 6; (iii) awards of restricted stock described in Section 7; (iv) performance-based awards described in Section 8; and (v) such other types of equity-based awards described in Section 9 as the Committee (as defined below) deems advisable.

(c) Stock Covered by Awards. Awards made under the Plan will be made in the form of or with reference to shares of the Company’s common stock, $.001 par value (“Common Stock”). Shares of Common Stock available for issuance under the Plan may be either authorized and unissued or held by the Company in its treasury. No fractional shares of Common Stock will be delivered under the Plan.

(d) Documentation of Awards. Each award made under the Plan will be evidenced by a written agreement or other written instrument the terms of which will be established by the Committee. To the extent not inconsistent with the provisions of the Plan, the written agreement or other instrument evidencing an award will govern the rights and obligations of the parties with respect to the award.

2. Administration.

(a) Committee. The Plan will be administered by the Compensation Committee of the Company’s Board of Directors (the “Board”) or such other committee or subcommittee thereof appointed by the Board from time to time (the “Committee”); provided, however, that the Board will serve as the Committee with respect to awards made to members of the Board who are not employees of the Company or its affiliates. Unless the Board determines otherwise, each member of the Committee will be a “non-employee director” within the meaning of Rule 16b-3 issued under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and an “outside director” within the meaning of Section 162(m)(4)(C)(i) of the Code and the applicable Treasury regulations thereunder. If for any reason any member of the Committee does not qualify as a “non-employee director” or as an “outside director,” such non-qualification will not affect the validity of the awards, interpretations or other actions of the Committee.

(b) Authority of Committee. Subject to the limitations of the Plan, the Committee, acting in its sole and absolute discretion, will have full power and authority to: (i) select the persons to whom awards will be made under the Plan; (ii) make awards to such persons and prescribe the terms and conditions of such awards (including, without limitation, nonsolicitation, confidentiality and mandatory dispute resolution conditions); (iii) interpret and apply the provisions of the Plan and of any agreement or other document evidencing an award made under the Plan; (iv) carry out any responsibility or duty specifically reserved to the Committee under the Plan; and (v) make any and all determinations and interpretations and take such other actions as may be necessary or desirable in order to carry out the provisions, intent and purposes of the Plan. A majority of the members of the Committee will constitute a quorum. The Committee may act by the vote of a majority of its members present at a meeting at which there is a quorum or by unanimous written consent. The decision of the Committee as to any disputed question, including questions of construction, interpretation and administration, will be final and conclusive on all persons.

(c) Indemnification. The Company will indemnify and hold harmless each member of the Committee and any employee or director of the Company or an affiliate to whom any duty or power relating to the administration or interpretation of the Plan is delegated from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the Board), damage and expense (including legal and other expenses incident thereto) arising out of or incurred in connection with the Plan, unless and except to the extent attributable to such person’s fraud or wilful misconduct.

3. Participation. Awards may be granted under the Plan to any member of the Board (whether or not an employee of the Company or an affiliate), to any officer or other employee of the Company or an affiliate and to any consultant or other independent contractor who performs or will perform services for the Company or an affiliate. In selecting participants and determining the nature and terms of awards made under the Plan, the Committee may give consideration to the functions and responsibilities of a potential recipient, his or her previous and/or expected contributions to the business of the Company or its affiliates and such other factors as the Committee deems relevant under the circumstances.

4. Limitations on Awards under the Plan.

(a) Aggregate Number of Shares. Subject to adjustment as provided in Section 13 below, the maximum number of shares of Common Stock that may be issued under the Plan is 3,703,626, provided, however, that the aggregate maximum number of shares of Common Stock that may be issued under the Plan pursuant to Sections 7, 8 and 9 below is 1,000,000. In determining the number of shares that remain issuable under the Plan at any time after the date the Plan is adopted, the following shares will be deemed not to have been issued (and will be deemed to remain available for issuance) under the Plan: (i) shares remaining under an award that terminates or is canceled without having been exercised or earned in full; (ii) shares subject to an award where cash is delivered to the holder of the award in lieu of such shares; (iii) shares of restricted stock that are forfeited in accordance with the terms of the applicable award; and (iv) shares that are withheld in order to pay the purchase price of an award or to satisfy the tax withholding obligations associated with an award.

(b) Individual Award Limitations. Subject to adjustment as provided in Section 13 below, (i) the maximum number of shares of Common Stock for which stock options or SARs may be granted under the Plan to any person in any calendar year shall be 500,000, and (ii) the aggregate maximum number of shares of Common Stock subject to awards, other than options or SARs, that may be granted under the Plan to any person in any calendar year shall be 500,000. Subject to these limitations, each person eligible to participate in the Plan will be eligible in any year to receive awards covering up to the full number of shares of Common Stock then available for awards under the Plan. No more than $1,000,000 may be paid to any individual with respect to any single performance-based award covered by Section 8 which is settled in cash. In applying this limitation, multiple performance-based awards to the same individual will be subject to a single $1,000,000 limit if they are either (i) determined by reference to performance periods of one year or less ending with or within the same fiscal year of the Company, or (ii) determined by reference to one or more multi-year performance periods ending in the same fiscal year of the Company (in each instance, determined without regard to any amounts paid as a result of the acceleration of the ending date of a performance period or of the vesting of such an award arising in connection with the individual’s termination of employment or other service or a change in control of the Company (as defined by the Committee)).

5. Stock Options.

(a) ISOs and NQSOs. Subject to the provisions hereof, the Committee may grant ISOs and NQSOs to eligible personnel to purchase shares of Common Stock upon such terms and conditions as the Committee deems appropriate, provided that the Committee may only grant ISOs to employees of the Company and its “subsidiary corporations” within the meaning of Section 424 of the Code.

(b) Exercise Price. The exercise price per share of Common Stock covered by an option granted pursuant to this Section 5 will be determined by the Committee when the option is granted. The exercise price per share of Common Stock covered by an option must be at least equal to the Fair Market Value (as defined below) per share of Common Stock on the date the option is granted (or, in the case of an ISO granted to an optionee who, at the time the option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its “subsidiary corporations” within the meaning of Section 424 of the Code, 110% of the Fair Market Value per share of Common Stock on the date the option is granted).

(c) Option Period. Except as otherwise provided herein, if not previously exercised or terminated, all such options will expire ten years after the date the option is granted (or, in the case of an ISO granted to a ten percent stockholder described in Section 424 of the Code, five years).

(d) Vesting Conditions. The Committee may establish such vesting and other restrictions on the exercise of an option and/or upon the disposition of the stock acquired upon the exercise of an option as it deems appropriate (including, without limitation, acceleration of vesting, to the extent permitted by the Committee, in the event of a change in control of the Company (as defined by the Committee)). Unless the Committee prescribes otherwise, during an optionee’s employment or service with the Company or an affiliate, each option granted pursuant to this Section 5 will be subject to a four-year vesting schedule pursuant to which, unless sooner terminated or accelerated, the option will become vested as to 25% of the shares originally covered thereby at the end of each of the first four years following the date of grant.

(e) Exercise of Options. An option may be exercised by transmitting to the Company (i) a notice specifying the number of shares to be purchased and (ii) payment of the exercise price. The Committee may establish such rules and procedures as it deems appropriate for the exercise of options under the Plan, including, without limitation, procedures for telephonic exercise. The exercise price of shares of Common Stock acquired pursuant to the exercise of an option granted under the Plan may be paid in cash, certified or bank check and/or such other form of payment as may be approved by the Committee from time to time and permitted under applicable law, including, without limitation, shares of Common Stock which, if acquired from the Company, have been owned by the holder (free and clear of any liens or encumbrances) for at least six (6) months or pursuant to a “cashless exercise” procedure approved by the Committee and permitted by law.

(f) Rights as a Stockholder. No shares of Common Stock will be issued in respect of the exercise of an option granted under the Plan until full payment therefor has been made. The holder of an option will have no rights as a stockholder with respect to any shares covered by an option until the date a stock certificate for such shares is issued to him or her. Except as otherwise provided herein, no adjustments shall be made for dividend distributions or other rights for which the record date is prior to the date such stock certificate is issued.

(g) Limitation on Repricing of Options. Unless and to the extent otherwise approved by the Company’s stockholders, under no circumstances may the Board or the Committee authorize a Repricing (as defined below) of any outstanding options. For these purposes, a “Repricing” means any of the following (or any other action that has the same effect as any of the following): (i) amending the terms of an option to lower its exercise price, (ii) any other action that is treated as a repricing under generally accepted accounting principles, or (iii) canceling an option at a time when its exercise price is equal to or greater than the fair market value of the underlying Common Stock, in exchange for another option, restricted stock, or other equity award, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction.

(h) Other Provisions. The Committee may impose such other conditions with respect to the exercise of options, including, without limitation, any conditions relating to the application of federal or state securities laws or exchange or listing requirements, as it may deem necessary or advisable.

6. Stock Appreciation Rights.

(a) General. Subject to the provisions hereof, the Committee may award SARs to eligible personnel upon such terms and conditions as it deems appropriate. A SAR is an award entitling the holder, upon exercise, to receive an amount, in cash or shares of Common Stock or a combination thereof, as determined by the Committee in its sole discretion, determined with reference to the appreciation, if any, in the Fair Market Value of Common Stock during the period beginning on the date the SAR is granted and ending on the date the SAR is exercised.

(b) Types of SARs. SARs may be awarded under the Plan in conjunction with a stock option award (“tandem SARs”) or independent of any stock option award (“stand-alone SARs”). Tandem SARs awarded in conjunction with a NQSO may be awarded either at or after the time the NQSO is granted. Tandem SARs awarded in conjunction with an ISO may only be awarded at the time the ISO is granted.

(c) Exercisability of SARs. Except as otherwise provided herein, a tandem SAR will be exercisable only at the same time and to the same extent and subject to the same conditions as the related option is exercisable. The exercise of a tandem SAR will cancel the related option to the extent of the shares of Common Stock with respect to which the SAR is exercised, and vice versa. Tandem SARs may be exercised only when the Fair Market Value of the Common Stock to which it relates exceeds the option exercise price. The Committee may impose such additional service or performance-based vesting conditions upon the exercise of a SAR (tandem or stand-alone) as it deems appropriate.

(d) Exercise of SARs. A SAR may be exercised by giving written notice to the Company identifying the SAR that is being exercised, specifying the number of shares covered by the exercise and containing such other information or statements as the Committee may require. The Committee may establish such rules and procedures as it deems appropriate for the exercise of SARs under the Plan, including, without limitation, procedures for telephonic exercise. Upon the exercise of a SAR, the holder will be entitled to receive an amount (in cash and/or shares of Common Stock as determined by the Committee) equal to the product of (i) the number of shares with respect to which the SAR is being exercised and (ii) the difference between the Fair Market Value of a share of Common Stock on the date the SAR is exercised (or such other exercise price as may be specified in the award) and the exercise price per share of the SAR.

(e) Deferral of Payment. The Committee may at any time and from time to time provide for the deferral of delivery of any shares and/or cash for which an SAR may be exercisable until such date or dates and upon such other terms and conditions as the Committee may determine.

7. Restricted Stock.

(a) General. Subject to the provisions hereof, the Committee may award shares of Common Stock to eligible personnel upon such terms and subject to such forfeiture and other conditions as the Committee deems appropriate.

(b) Stock Certificates for Restricted Stock. Unless the Committee elects to use a different method (such as, for example, the issuance and delivery of stock certificates) shares of restricted stock will be evidenced by book entries on the Company’s stock transfer records pending the expiration of restrictions thereon. If a stock certificate for restricted stock is issued in the name of the grantee, it will bear an appropriate legend to reflect the nature of the restrictions applicable to the shares represented by the certificate, and the Committee may require that such stock certificates be held in custody by the Company until the restrictions on such shares have lapsed. The Committee may establish such other conditions as it deems appropriate in connection with the issuance of stock certificates for shares of restricted stock, including, without limitation, a requirement that the grantee deliver a duly signed stock power, endorsed in blank, for the shares covered by the award.

(c) Purchase Price. The purchase price payable for shares of restricted stock awarded under the Plan will be determined by the Committee. To the extent permitted by applicable law, the purchase price may be as low as zero and, to the extent required by the applicable law, the purchase price will be no less than the par value of the shares covered by the award.

(d) Restrictions and Vesting. The Committee will establish such conditions as it deems appropriate on the grant or vesting of restricted stock awarded under the Plan (including, without limitation, acceleration of vesting, to the extent permitted by the Committee, in the event of a change in control of the Company (as defined by the Committee)). Such conditions may be based upon continued service, the attainment of performance goals (which, in the case of grants of restricted stock intended to qualify for the performance-based compensation exception under Section 162(m)(4)(C) of the Code, satisfy the requirements of Section 8) and/or such other relevant factors or criteria designated by the Committee. The holder of restricted stock will not be permitted to transfer shares of restricted stock awarded under the Plan before the time the applicable vesting conditions are satisfied.

(e) Rights as a Stockholder. Except as provided herein and as otherwise determined by the Committee, the recipient of a restricted stock award shall have with respect to his or her restricted stock all of the rights of a holder of shares of Common Stock, including, without limitation, the right to receive any dividends, the right to vote such shares and, subject to satisfaction of the applicable vesting conditions, the right to tender such shares. The Committee may, in its sole discretion, determine at the time of grant that the payment of dividends will be deferred until, and conditioned upon, the satisfaction of the applicable vesting conditions.

(f) Lapse of Restrictions. If and when the vesting conditions are satisfied with respect to a restricted stock award, a certificate for the shares covered by the award, to the extent vested, will be delivered to the grantee. All legends shall be removed from said certificates at the time of delivery except as otherwise required by applicable law.

8. Performance-Based Awards.

(a) General. Subject to the provisions hereof, the Committee may condition the exercise, vesting or settlement of an award made under the Plan on the achievement of specified performance goals. The provisions of this Section will apply in the case of a performance-based award that is intended to generate “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

(b) Objective Performance Goals. A performance goal established in connection with an award covered by this Section must be (1) objective, so that a third party having knowledge of the relevant facts could determine whether the goal is met, (2) prescribed in writing by the Committee before the beginning of the applicable performance period or at such later date (when fulfillment is substantially uncertain) as may be permitted under Section 162(m) of the Code, and (3) expressed in the following manner with respect to any one or more of the following business criteria:

(i) attainment of certain target levels of, or a specified percentage increase in, revenues, income before income taxes and extraordinary items (determined in accordance with standards established by Opinion No. 30 of the Accounting Principles Board), net income, earnings before income tax, earnings before interest, taxes, depreciation and amortization or a combination of any or all of the foregoing;

(ii) attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax profits;

(iii) attainment of certain target levels of, or a specified increase in, operational cash flow;

(iv) achievement of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of, the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of such cash balances and/or other offsets and adjustments as may be established by the Committee;

(v) attainment of a specified percentage increase in earnings per share or earnings per share from continuing operations;

(vi) attainment of certain target levels of, or a specified increase in return on capital employed or return on invested capital;

(vii) attainment of certain target levels of, or a percentage increase in, after-tax return on stockholders’ equity;

(viii) attainment of certain target levels of, or a specified increase in, economic value added targets based on a cash flow return on investment formula;

(ix) attainment of certain target levels in the Fair Market Value of the Common Stock; and

(x) growth in the value of an investment in the Company’s Common Stock assuming the reinvestment of dividends.

If and to the extent permitted under Section 162(m) of the Code, such performance goals may be determined without regard to (or adjusted for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar types of events or circumstances occurring during the applicable performance period. The Committee may not delegate any responsibility with respect to the establishment or determination of performance goals to which awards covered by this Section are subject.

(c) Calculation of Performance-Based Award. At the expiration of the applicable performance period, the Committee will determine the extent to which the performance goals established pursuant to this Section are achieved and the percentage of each performance-based award that has been earned. The Committee may reduce the amount that would otherwise be payable pursuant to an award covered by this Section, but may not exercise its discretion to increase such amount.

9. Other Equity-Based Awards. Subject to the provisions hereof, the Committee may grant other types of equity-based awards, including, without limitation, the grant or offer for sale of unrestricted shares of Common Stock and/or the grant of phantom stock awards, stock bonus awards, restricted stock unit awards and dividend equivalent awards, in such amounts and subject to such terms and conditions as the Committee shall determine. Awards pursuant to this Section 9 may entail the transfer of actual shares of Common Stock to Plan participants, or payment in cash or otherwise of amounts based on the value of shares of Common Stock and may include, without limitation, awards designed to comply with or take advantage of the applicable local laws or jurisdictions other than the United States.

10. Fair Market Value of Common Stock. For all purposes of the Plan, the Fair Market Value of a share of Common Stock on any date will be equal to the closing price per share as published by the principal national securities exchange (including, but not limited to, Nasdaq) on which shares of the Common Stock are traded on such date or, if there is no sale of Common Stock on such date, the average of the bid and asked prices on such exchange at the close of trading on such date, or if shares of the Common Stock are not listed on a national securities exchange on such date, the closing price or, if none, the average of the bid and asked prices in the over the counter market at the close of trading on such date, of if the Common Stock is not traded on a national securities exchange or the over the counter market, the value of a share of the Common Stock on such date as determined in good faith by the Committee.

11. Non-Transferability of Awards. No stock option, SAR, performance-based award or other equity-based award under the Plan shall be transferable by the recipient other than upon the recipient’s death to a beneficiary designated by the recipient in a manner acceptable to the Committee, or, if no designated beneficiary shall survive the recipient, pursuant to the recipient’s will or by the laws of descent and distribution. All stock options and SARs shall be exercisable during the recipient’s lifetime only by the recipient. Tandem SARs shall be transferable, to the extent permitted above, only with the underlying stock option. Shares of restricted stock may not be transferred prior to the date on which shares are issued or, if later, the date on which such shares have vested and are free of any applicable restriction imposed hereunder. Except as otherwise specifically provided by law or the provisions hereof, no award received under the Plan may be transferred in any manner, and any attempt to transfer any such award shall be void, and no such award shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such award, nor shall it be subject to attachment or legal process for or against such person. Notwithstanding the foregoing, the

Committee may determine at the time of grant or thereafter that a NQSO is transferable in whole or part to such persons, under such circumstances, and subject to such conditions as the Committee may prescribe.

12. Effect of Termination of Employment or Service. Unless otherwise determined by the Committee at grant or, if no rights of the participant are thereby reduced, thereafter, and subject to earlier termination in accordance with the provisions hereof, the following rules apply with regard to vesting and exercise of awards held by a participant at the time of his or her termination of employment or other service with the Company and its affiliates.

(a) Rules Applicable to Stock Options and SARs.

(i) Termination by Reason of Death. If a participant’s employment or service terminates by reason of his or her death, then any stock option or SAR held by the deceased participant will thereupon become fully exercisable and may be exercised by the deceased participant’s beneficiary at any time within one year from the date of death, but in no event after expiration of the stated term thereof, and shall thereupon terminate.

(ii) Termination by Reason of Disability. If a participant’s employment or service terminates by reason of his or her disability (as defined below), then (1) any stock option or SAR held by the participant, to the extent exercisable on the termination date, may be exercised by the participant at any time within one year from the termination date, but in no event after expiration of the stated term thereof, and shall thereupon terminate, provided that, if the participant dies during such one-year period, then the deceased participant’s beneficiary may exercise the option or SAR, to the extent exercisable by the deceased participant immediately prior to his or her death, for a period of one year following the date of death, but in no event after expiration of the stated term, and (2) any stock option or SAR held by the participant, to the extent not exercisable on the termination date, shall immediately terminate. For the purposes hereof, unless otherwise determined by the Committee at the time of grant, the term “disability” means the inability of a participant to perform the customary duties of his or her employment or other service for the Company or an affiliate by reason of a physical or mental incapacity or illness which is expected to result in death or be of indefinite duration.

(iii) Termination for Cause. If a participant’s employment or service is terminated by the Company or its affiliates for Cause (or at a time when grounds for a termination for Cause exist), then, notwithstanding anything to the contrary contained herein, any stock option or SAR held by the optionee, whether or not otherwise exercisable on the termination date, shall immediately terminate and cease to be exercisable. A termination for “Cause” means (1) in the case where there is no employment, consulting or similar service agreement between the participant and the Company Group or where such an agreement exists but does not define “cause” (or words of like import), a termination classified by the Company or its affiliates, in their sole discretion, as a termination due to the participant’s dishonesty, fraud, insubordination, willful misconduct, refusal to perform services or materially unsatisfactory performance of duties, or (2) in the case where there is an employment, consulting or similar service agreement between the participant and the Company or its affiliates that defines “cause” (or words of like import), a termination that is or would be deemed for “cause” (or words of like import) as classified by the Company or its affiliates, in their sole discretion, under such agreement.

(iv) Other Termination. If a participant’s employment or service terminates for any reason other than described in Section 12(a)(i), 12(a)(ii) or 12(a)(iii) above, then, unless otherwise determined by the Committee, (1) any stock option or SAR held by the participant, to the extent exercisable on the termination date, may be exercised by the participant at any time within a period of six months from the termination date, but in no event beyond the expiration of the stated term thereof, and shall thereupon terminate, and (2) any stock option or SAR held by the participant, to the extent not exercisable on the termination date, shall immediately terminate.

(b) Rules Applicable to Restricted Stock. Upon the termination of a participant’s employment or service for any reason (including death and disability) or no reason, restricted stock which has not yet become fully vested will, unless otherwise determined by the Committee, automatically be forfeited by the participant (or the participant’s successors) and any certificate therefor or book entry with respect thereto or other evidence thereof will be canceled.

(c) Rules Applicable to Performance-Based Awards. Upon termination of a participant’s employment or service for any reason (including death and disability) or no reason, then the participant’s outstanding performance-based awards will, unless otherwise determined by the Committee, thereupon expire and the participant (or his or her beneficiary, as the case may be) will not be entitled to receive any amount in respect of the performance period or cycle within which the participant’s employment or service is terminated.

(d) Rules Applicable to Other Equity-Based Awards. Rules similar to those set forth in subsection (b) (relating to restricted stock awards) will apply in connection with the termination of employment or service of a participant who holds any other form of equity-based award granted under the plan that has not yet vested and/or is contingent upon future performance of services.

13. Capital Changes.

(a) Adjustments Upon Changes in Capitalization. The aggregate number and class of shares for which may be issued under the Plan, the maximum number of shares covered by awards that may be granted to any individual in any calendar year, the number and class of shares covered by each outstanding award and, if applicable, the exercise price per share shall all be adjusted proportionately or as otherwise appropriate to reflect any increase or decrease in the number of issued shares of Common Stock resulting from a split-up or consolidation of shares or any like capital adjustment, or the payment of any stock dividend, and/or to reflect a change in the character or class of shares covered by the Plan arising from a readjustment or recapitalization of the Company’s capital stock.

(b) Fractional Shares. In the event of any adjustment in the number of shares covered by any option or SAR pursuant to the provisions hereof, any fractional shares resulting from such adjustment will be disregarded, and each such option or SAR will cover only the number of full shares resulting from the adjustment.

(c) Determination of Board to be Final. All adjustments under this Section shall be made by the Board, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

14. Amendment and Termination. The Board may amend or terminate the Plan, provided, however, that no such action may affect adversely the accrued rights of the holder of any outstanding award without the consent of the holder. Except as otherwise provided in Section 13, any amendment which would increase the maximum number of shares of Common Stock which may be issued under the Plan (on an aggregate or individual basis) or the aggregate maximum number of shares which may be issued pursuant to Sections 7, 8 and 9 of the Plan or modify the class of recipients eligible to receive awards under the Plan shall be subject to the approval of the Company’s stockholders. The Committee may amend the terms of any agreement or certificate made or issued hereunder at any time and from time to time provided, however, that any amendment which would adversely affect the accrued rights of the holder may not be made without his or her consent.

15. Tax Withholding. As a condition to the exercise of any award or the delivery of any shares of Common Stock pursuant to any award or the lapse of restrictions on any award, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company or its affiliates relating to an award, (a) the Company or its affiliates may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to an award recipient whether or not pursuant to the Plan, or (b) the Company or its affiliates shall be entitled to require that the recipient remit cash to the Company or its affiliates (through payroll deduction or otherwise), in each case in an amount sufficient to satisfy such withholding obligation. If the event giving rise to the withholding obligation involves a transfer of shares of Common Stock, then, at the sole discretion of the Committee, the recipient may satisfy the withholding obligation described under this Section 15 by electing to have the Company withhold shares of Common Stock (which withholding shall be at a rate not in excess of the statutory minimum rate) or by tendering previously-owned shares of Common Stock, in each case, having a Fair Market Value equal to the amount of tax to be withheld (or by any other mechanism as may be required or appropriate to conform with local tax and other rules).

16. Compliance with Law. Shares of Common Stock shall not be issued pursuant to the Plan unless the issuance and delivery of such shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act, the Exchange Act and the requirements of any stock exchange or market upon which the Common Stock may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. All certificates for shares of Common Stock delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange or market upon which the Common Stock may then be listed, and any applicable federal or state securities law. The Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

17. No Rights Conferred. Nothing contained herein will be deemed to give any individual any right to receive an award under the Plan or to be retained in the employ or other service of the Company or any affiliate of the Company.

18. Governing Law. The Plan and each award agreement shall be governed by the laws of the State of Delaware, without regard to its principles of conflicts of law.

19. Decisions and Determinations of Committee to be Final. Any decision or determination made by the Board pursuant to the provisions hereof and, except to the extent rights or powers under the Plan are reserved specifically to the discretion of the Board, all decisions and determinations of the Committee are final and binding.

20. Term of the Plan. The Plan shall be effective upon its adoption by the Board, subject to the approval of the stockholders of the Company within one year from the date of adoption by the Board. The Plan will terminate on the tenth anniversary of the date of its adoption by the Board, unless sooner terminated by the Board. The rights of any person with respect to an award made under the Plan that is outstanding at the time of the termination of the Plan shall not be affected solely by reason of the termination of the Plan and shall continue in accordance with the terms of the award (as then in effect or thereafter amended) and the Plan.

detatch proxy card here

Please Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.

Votes must be indicated (x) in Black or Blue ink.

Please Sign, Date and Return ` the Proxy Card Promptly

Using the Enclosed Envelope. Votes must be indicated (x) in Black or Blue ink.

1.Election of two directors to hold office until the 2008 annual meeting of stockholders and until their successors are duly elected and qualified.

FOR ALL WITHHOLD AUTHORITY nominees ` for all nominees ` listed below listed below

Nominees: 01—Richard W. Pehlke, 02—René Schuster.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write the number(s) of the nominee(s) in the box below.)

` Please check this box if you plan to attend the Annual Meeting. Number of persons attending:

FOR AGAINST ABSTAIN

2.Proposal to approve an amendment to the

Hudson Highland Group, Inc. Long Term Incentive Plan;

3.Ratification of the appointment of BDO Seidman, LLP as independent registered public accountants;

4.In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

To change your address, please mark this box.

Please sign exactly as name or names appear on this proxy.

Date Share Owner sign here Co-Owner sign here

HUDSON HIGHLAND GROUP, INC.

2005 ANNUAL MEETING OF STOCKHOLDERS This proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Jon F. Chait, Richard W. Pehlke and Latham Williams, and each of them, as proxies, with full power of substitution (to act jointly or if only one acts then by that one), for the undersigned at the Annual Meeting of Stockholders of Hudson Highland Group, Inc. to be held on Friday, May 6, 2005, at 10:00 A.M., local time, at the Hudson Highland Group, Inc. Corporate Headquarters, 622 Third Avenue, between 40th and 41st Street, 38th Floor, New York, New York, 10017, or any adjournments or postponements thereof, to vote thereat as designated on the reverse side of this card all of the shares of Common Stock of Hudson Highland Group, Inc. held of record by the undersigned on March 16, 2005 as fully and with the same effect as the undersigned might or could do if personally present at said Annual Meeting or any adjournments or postponements thereof, hereby revoking any other proxy heretofore executed by the undersigned for such Annual Meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of the nominees listed, FOR the proposal to approve an amendment to the Hudson

Highland Group, Inc. Long Term Incentive Plan and FOR the ratification of the appointment of BDO Seidman, LLP as independent registered public accountants.

Continued on the reverse side.

HUDSON HIGHLAND GROUP, INC. P.O. BOX 11329 NEW YORK, N.Y. 10203-0329